AMENDED AND RESTATED OPTION AGREEMENT

Option agreement made 3rd  day of July 2007, between David Kirsch and Susan Kirsch, husband and wife and Darrell Kirsch and Dawn Kirsch, husband and wife, of Wesley, Iowa (the "Seller"), and Prairie Creek Ethanol, LLC, with its principal place of business at 415 N Locust Street PO Box 280, Goldfield, Iowa 50542(the "Buyer").

SECTION ONE

GRANT OF OPTION

A.
In consideration of the mutual promises of the parties, the Seller does hereby give and grant to the Buyer the exclusive and irrevocable right, privilege and option to purchase, under the conditions hereinafter provided, all of the Seller's right title and interest in the real property which is located in Kossuth County, State of Iowa, and more particularly described as follows:

The Northeast Quarter of the Northeast Quarter (NE ¼ NE ¼ ) and all of the South Half of the Northeast Quarter (S ½ NE ¼ ) lying North of the right of way of the Chicago, Milwaukee and St. Paul Railway Company in Section Thirty-six (36), Township Ninety-six (96) North, Range Twenty-seven (27), West of the 5th P.M., Kossuth County, Iowa,

EXCEPT the North 17 acres to be more particularly described by a licensed land surveyor located in the NE ¼ of the NE ¼ .

EXCEPT land conveyed to the State of Iowa for Highway purposes by Deeds recorded in Book 91 of Land Deeds at page 601, and in Book 91 of Land Deeds at page 599, and

EXCEPT a tract of land in the Southeast corner of the Northeast Quarter (NE ¼) beginning at the intersection of the West right of way line of Iowa Highway 60 and the North right of way line of the Chicago, Milwaukee, St. Paul and Pacific Railway Company,

Thence North along the highway right of way line 475 feet;

Thence West at right angles 200 feet;

Thence South parallel to the highway right of way line 498.23 feet to the North line of the railroad right of way;

Thence Northeasterly along the railroad right of way line 201.4 feet to the point of beginning; and

EXCEPT a tract of land commencing at the Northwest corner of the Northeast Quarter of the Northeast Quarter (NE ¼ NE ¼ ), thence East 414 feet, thence South 447 feet, thence West 414 feet, thence North 447 feet to the point of beginning, all in Section Thirty-six (36), Township Ninety-six (96) North, Range Twenty-seven (27), West of the 5th P.M., Kossuth County, Iowa.

This option shall include 74.72 acres surveyed.

(the "Property").

B. All deposits and payments made by the Buyer to the Seller pursuant to this Agreement prior to the Closing (either directly or through an escrow agent, if any) shall be applied towards the Purchase Price of the Property with the exception of $4,200.00 which has already been paid to Seller. This payment shall be non-refundable and shall not apply to the purchase price. The Seller fully agrees and acknowledges that the consideration given by the Buyer constitutes legal, adequate, and valuable consideration for the purposes of this Agreement. Seller acknowledges receipt of the $4200.00 which is a nonrefundable payment to the Seller. This payment was made on or about the 26th day of May 2006. Upon execution of this Amended and Restated Option Agreement Buyer shall pay Sellers a nonrefundable sum of $5000.00 in addition to the payment already made. This payment shall be non-refundable and shall not be applied to the purchase price.

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C. The purchase price for the Property shall be structured as follows: (the "Purchase Price")

i. The South 28 acres of the property legally described in Section A shall be exchanged for 28 acres adjacent to Highway 18 and adjacent West of the 17 acre tract excepted from this Option. This parcel shall not be less than a distance of 840 feet north to south. It shall be located in the NW ¼ of the NE ¼ and the NE ¼ of the NW ¼ of Section 36, Township 96 North, Range 27 West of the 5th P.M. Kossuth County, Iowa. In the event construction or regulatory requirements of the ethanol plant permits the south boundary of the said 28 acre tract adjacent to Highway 18 and the adjacent 17 acre tract to be located farther south, Buyer shall attempt to make said 28 acre tract and said 17 acre tract as square as possible. This 28 acre parcel shall be more particularly described by legal survey at the expense of Buyer. This purchase shall be structured as a simultaneous exchange resulting in deferral of recognition of capital gain to the Seller pursuant to Internal Revenue Code §1031.

ii. Buyer shall have the option to purchase an additional 46.72 acres in the property described in Section A of this Option Agreement to be more particularly described by legal land survey located directly adjacent to the land described in paragraph C (i) above. The option price shall be $13,500.00 per acre for a total sum of $630,720.00. *

iii. Buyer shall provide to Seller adequate drainage if this option is exercised on the North side of the proposed railroad spur to be constructed. Seller shall have the right to tie in to not less than an 8 inch field drainage tile. This field drainage tile outlet shall be extended by Buyer to the property line of Sellers. Buyer will provide drainage information on the Optioned property if requested by Sellers. Buyer agrees to provide at Buyer’s expense to adjacent land owned by Sellers adequate additional drain lines if drainage is impaired due to construction.

iv. Buyer shall facilitate and coordinate with Sellers transferring the corn base from the property described in Section 36 to the 28 acre tract which will be exchanged subject to approval of the Farm Service Agency and its related regulations.

v. Buyer shall pay for all survey expense for the above described parcels.

D. The "Effective Date" shall be the date that the last of the parties to this Agreement signs and executes below.

*Sellers shall have the right to complete an IRS §1031 Tax Deferred Exchange at no additional cost to Buyer. Buyer agrees to cooperate with Sellers to complete said IRS §1031 Tax Deferred Exchange. DK 7/3/07 CH 7/3/07 DK July 3, 2007 DK July 3, 2007 SEK 7-3-07

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SECTION TWO

OPTION TERMS

A. The Seller, in consideration for the payment of the Option Deposit and other consideration, does hereby give to the Buyer the exclusive right and option to purchase the Property described above (the "Option").

B. The Buyer shall have the right to exercise this Option during a period of time beginning at execution of this Agreement on the Effective Date and lasting until noon on the 10th day of April, 2008. The Buyer shall exercise this option by giving written notice by registered mail to the Seller at the address indicated above (the letter must be delivered to Seller by the time and date indicated above) or by hand delivering written notice to the Seller (with the Seller giving the Buyer a written receipt indicating the time and date of receipt). The date that the Seller receives this notice shall be known as the "Date of Commencement."

SECTION THREE

PROMISES OF PARTIES FOLLOWING EXERCISE OF OPTION

Subject to the Buyer exercising this Option, the Seller and the Buyer agree that the Seller shall sell and the Buyer shall buy the Property upon the following terms and conditions.

A. Representations and Warranties
To induce the Buyer to enter into this Agreement, the Seller makes the following representations, warranties, and covenants:

1. Seller has good and marketable fee simple title to the Property, free and clear of all liens, property taxes, encumbrances, and restrictions, except for those restrictions appearing of record, taxes for the year of closing, encumbrances that will be cleared prior to closing, and encumbrances that will be cleared at the closing out of the Seller's proceeds from the Purchase Price.

2. There are no condemnations or similar proceedings affecting any part of the Property and no such proceeding shall be pending on the Closing Date. To the best of the Seller's knowledge, no such condemnations or other proceeds are threatened or planned.

3. There are no toxic wastes on, in or around the Property and the Property has not been used to manufacture, store, or dispose of environmentally hazardous materials

4. There are no service contracts or agreements relating to the operation, maintenance, or security of the property under which the Seller is bound and which will survive the closing.

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5. All encroachments, reservations, limitations, road right of ways, or servitudes affecting the Property are disclosed in the Public Records.

6. The Seller is not subject to any commitment, obligation, or agreement, including, but not limited to, any right of first refusal or option to purchase, granted to a third party, which would or could prevent the Seller from completing the sale of the Property as contemplated by this Agreement.

7. Seller shall be in sole and exclusive possession of the Property and will deliver possession of the Property free of all leases on the Closing Date.

A.1. Representations and Warranties

To induce the Sellers to enter into this Agreement, the Buyer makes the following representations, warranties, and covenants:

1. Buyer has good and marketable fee simple title to the 28 acres (“28 Acres”) to be acquired by Sellers adjacent to Highway 18 located in the NW ¼ of the NE ¼ and the NE ¼ of the NW ¼ of Section 36, Township 96 North, Range 27 West of the 5th P.M. Kossuth County, Iowa, free and clear of all liens, property taxes, encumbrances, and restrictions.

2. There are no condemnations or similar proceedings affecting any part of the 28 Acres and no such proceeding shall be pending on the Closing Date. To the best of the Buyer's knowledge, no such condemnations or other proceeds are threatened or planned.

3. There are no toxic wastes on, in or around the 28 Acres and the 28 Acres has not been used to manufacture, store, or dispose of environmentally hazardous materials

4. There are no service contracts or agreements relating to the operation, maintenance, or security of the 28 Acres under which the Buyer is bound and which will survive the closing.

5. All encroachments, reservations, limitations, road right of ways, or servitudes affecting the 28 Acres are disclosed in the Public Records.

6. The Buyer is not subject to any commitment, obligation, or agreement, including, but not limited to, any right of first refusal or option to purchase, granted to a third party, which would or could prevent the Buyer from completing the conveyance and sale of the 28 Acres as contemplated by this Agreement.

7. Buyer shall be in sole and exclusive possession of the 28 Acres and will deliver possession of the 28 Acres free of all leases on the Closing Date.

B. Conditions Precedent

The obligations of the Buyer to close this transaction are subject to the Buyer having given Notice to Purchase and subject to the following:

1. All representations and warranties of the Seller shall be true and correct as of the Closing Date as if such representations and warranties were being made on such date.

2. Seller shall have performed all covenants to be performed by the Seller as is herein provided.

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3. The Property shall be vacant and any tenant relocation costs shall be incurred by the Seller.

4. If any of such conditions are not fulfilled on or as of the Closing Date, and notwithstanding anything to the contrary in this Agreement, the Buyer shall have the right to terminate this Agreement and to obtain a full refund of any deposits made to the Seller or escrow agent whereupon all parties shall be relieved of any further obligations hereunder.

B.1. Conditions Precedent

The obligations of the Sellers to close this transaction are subject to the following:

1. All representations and warranties of the Buyer shall be true and correct as of the Closing Date as if such representations and warranties were being made on such date.

2. Buyer shall have performed all covenants to be performed by the Buyer as is herein provided.

3. The 28 Acres shall be vacant and any tenant relocation costs shall be incurred by the Buyer.

4. If any of such conditions are not fulfilled on or as of the Closing Date, and notwithstanding anything to the contrary in this Agreement, the Sellers shall have the right to terminate this Agreement and retain all payments made to the Seller and all parties shall be relieved of any further obligations hereunder.

C. Clear Title

1. Within 90 days of the execution of this Agreement by the Seller, the Seller shall deliver to the Buyer any abstracts of title and surveys for the Property that are in the Seller's possession or which the Seller might obtain possession of by reasonable efforts. The Buyer shall return to these items to the Seller if the closing never occurs and this Contract is terminated. At closing, the Seller shall pay for any update of the abstract of title information that might be necessary so as to enable the Buyer to obtain clear title for the Property.

2. Seller shall convey a marketable title, subject only to liens, encumbrances, exceptions, or qualifications set forth in this Agreement and those which shall be discharged by Seller at or before closing. Marketable title shall be determined according to applicable title standards adopted by authority of the Iowa State Bar Association and in accordance with law.

3. If the Buyer discovers that the title is defective, the Buyer shall notify the Seller in writing specifying the defect(s). If the defect(s) render the title unmarketable or uninsurable the Seller will have 120 days from receipt of notice within which to remove the defect(s), and if the Seller is unsuccessful in removing them within such time, the Buyer shall have the option of either accepting the title as it then is, or demanding a refund of all monies paid hereunder which shall forthwith be returned to the Buyer and thereupon the Buyer and the Seller shall be released as to one another of all further obligations under this Agreement. All expenses to clear title defects shall be paid by the Seller.

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C.1. Clear Title

1. Within 90 days of the execution of this Agreement by the Seller, the Buyer shall deliver to the Sellers any abstracts of title and surveys for the 28 Acres that are in the Buyer's possession or which the Buyer might obtain possession of by reasonable efforts. The Sellers shall return to these items to the Buyer if the closing never occurs and this Contract is terminated. At closing, the Buyer shall pay for any update of the abstract of title information that might be necessary so as to enable the Sellers to obtain clear title for the 28 Acres.

2. Buyer shall convey marketable title, subject only to those liens which shall be discharged by Buyer at or before closing. Marketable title shall be determined according to applicable title standards adopted by authority of the Iowa State Bar Association and in accordance with law.

3. If the Sellers discover that the title is defective, the Sellers shall notify the Buyer in writing specifying the defect(s). If the defect(s) render the title unmarketable or uninsurable the Buyer will have 120 days from receipt of notice within which to remove the defect(s), and if the Buyer is unsuccessful in removing them within such time, the Sellers shall have the option of either accepting the title as it then is, or terminating this Option and thereupon the Buyer and the Sellers shall be released as to one another of all further obligations under this Agreement. All expenses to clear title defects shall be paid by the Buyer.

D. Closing

1. This transaction shall be closed and the deed and other closing papers delivered within 90 days following the Date of Commencement of this Agreement (the "Closing Date") unless extended by other provisions of this Contract or by the mutual consent of both parties. The closing date shall be set by mutual agreement after Buyer notifies Seller that it will exercise its option. The closing shall be held in Goldfield, Wright County, Iowa, at the office of the attorney or other closing agent designated by the Buyer.

2. At closing the Buyer shall pay the cash portion of the Purchase Price by bank cashier's check or certified check either of which shall be issued by and drawn on a local institution and the Seller shall furnish the deed, an absence of lien affidavit, non-foreign status affidavit, and any corrective instruments that may be required in connection with perfecting the title. The Buyer shall furnish the deed, an absence of lien affidavit, non-foreign status affidavit, and any corrective instruments that may be required in connection with perfecting the title to the 28 Acres. The Buyer shall furnish the closing statement.

3. The Seller shall pay the following closing costs: state documentary stamps, the cost of recording any corrective instruments and continuation of abstract of title for the Property. The Buyer shall pay the cost of recording the deed, abstracting and the cost for recording the purchase money mortgage (if any). The Buyer shall pay the following closing costs: state documentary stamps, the cost of recording any corrective instruments and continuation of abstract of title for the 28 Acres. The Sellers shall pay the cost of recording the deed, abstracting and the cost for recording the purchase money mortgage (if any).

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E. Restrictions; Easements; Limitations

The Buyer and Sellers shall take their respective title subject to: zoning, restrictions, prohibitions, and other requirements imposed by governmental authority; restrictions and matters appearing on the plat or otherwise common to the subdivision; public utility easements of record; taxes for year of closing and subsequent years; assumed mortgages and purchase money mortgages, and the following other exceptions (if any): provided, however, that there exists at closing no violation of the foregoing and the same does not prevent the use of the Property for manufacturing and refining purposes for the Buyer, or, does not prevent the use of the 28 Acres for farming for the Sellers.

F. Survey

The Buyer, at the Buyer's expense, within 120 days following the Date of Notice of Exercising its Option, shall have the Property and the 28 Acres surveyed and certified by a registered Iowa surveyor.

G. Liens

The Sellers and Buyer shall furnish to the other party at time of closing an affidavit attesting to the absence, unless otherwise provided for herein, of any financing statements, claims of lien or potential lienors known to the affiant and further attesting that there have been no improvements or repairs to their respective tracts of real estate for 90 days immediately preceding the date of closing in a form satisfactory to the other party. If the real estate has been improved, or repaired within such time, the owner shall deliver releases or waivers of mechanic's liens, executed by all general contractors, subcontractors, suppliers, and materialmen, in addition to the lien affidavit setting forth the names of all such general contractors, subcontractors, suppliers, and materialmen and further reciting that in fact all bills for work to the real estate or personalty which could serve as a basis for a mechanic's lien or a claim for damages have been paid or will be paid at closing.

H. Prorations

Taxes and assessments (if any) shall be prorated through the day to the closing. Cash at closing shall be increased or decreased as may be required by said prorations. All prorations will be made through the day prior to occupancy if occupancy occurs before closing. Taxes shall be prorated based on the current year's tax with due allowance made for maximum allowable discount and homestead or other exemptions if allowed for said year.

I. Special Assessment Liens

Certified, confirmed, and ratified special assessment liens as of the date of closing (and not as of Effective Date) are to be paid by the owner. Pending liens as of the date of closing shall be assumed by grantee, provided, however, that if the improvement has been substantially completed as of the Effective Date, such pending lien shall be considered as certified, confirmed, and ratified and the grantor shall, at closing, be charged an amount equal to the last estimate by the public body of assessment for the improvement.

J. Attorney's Fees; Costs

In connection with any litigation arising out of this Agreement, the prevailing party shall be entitled to recover reasonable attorney's fees and costs.

K. Contract Not Recordable; Persons Bound; Notice

Neither this Agreement nor any notice thereof shall be recorded in any public records. This Agreement shall bind and inure to the benefit of the parties hereto and their successors in interest. Whenever the context permits, singular shall include plural and one gender shall include all. Notice given by or to the attorney for any party shall be as effective as if given by or to the party.

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L. Occupancy

Sellers and Buyer represent that there are no parties in occupancy other than the parties or their employees and agents. Sellers and Buyer agree to deliver occupancy of the property at the time of closing. If occupancy is to be delivered prior to closing, the grantee assumes all risk of loss to the real estate to be acquired and personalty for the date of occupancy, and shall be responsible and liable for maintenance thereof from such date, and shall be deemed to have accepted the real estate and personalty in their existing condition as of the time of taking occupancy unless otherwise stated herein or in a separate writing.

M. Conveyance

Sellers shall convey title to the Property by statutory warranty, trustee, personal representative, or guardian deed, as appropriate to the status of the Seller, subject only to matters contained in Section C hereof and those otherwise accepted by Buyer. Buyer shall convey title to the 28 Acres by corporate warranty deed, subject only to matters contained in Section C.1. hereof and those otherwise accepted by Sellers.

N. Other Agreements

a.  In the event this option is exercised where growing crops are not able to be harvested by Sellers by the Closing Date, Buyer shall reimburse Sellers for the fair and reasonable value of such crops. Fair and reasonable value shall be determined and calculated by the estimated lost yield as determined by an adjuster mutually agreeable to the parties capable of determining crop yields, or, the previous 5 year average yield reported for federal crop insurance, whichever is greater. The crop yield shall be multipled times the average price at the Wesley elevator for the month of March following the destruction of the crop. Payment for the total crop shall be paid to Sellers no later than April 15 following destruction of the crop.

b.  Seller will provide to Buyer a copy of the existing tile map for the entire Kirsch farm to be used in designing of the drainage system for the ethanol plant. This will facilitate Buyer in planning and providing a good outlet for drainage tile from the Kirsch property. It is agreed by Buyer to provide an adequate drainage outlet over and across the land to be acquired by Buyer to drain Buyer’s land and to drain the land retained by the Sellers and the land to be acquired by the Sellers under this Option. Buyer shall pay for the cost of the outlet. Seller shall pay for the cost to connect the drainage lines to drain their land to the main drainage outlet to be installed by the Buyer. . Buyer will maintain and repair such drain lines that are located on Buyer’s property.

c.  Currently, this option contemplates that Buyer will utilize 74.72 acres for the ethanol plant. The number of actual acres purchased regardless shall be less 74.72 acres.

d.  No prior or present agreements or representations shall be binding upon Buyer or Sellers unless included in this Agreement. No modifications or changes in this Agreement shall be valid or binding upon the parties unless in writing and executed by the party or parties to be bound thereby.

e Buyer may conduct soil tests as engineering may require in the ordinary course of business to comply with construction requirements and regulatory requirements. Buyer will be responsible for any and all damaged crops as set forth in paragraph N (a) above for any said tests conducted. Buyer shall pay for any compaction expense for any soil tested.

f. At Buyer’s sole discretion any black dirt which becomes available for removal because of construction Seller may have the first option to remove the black dirt at Seller’s expense. This Option may be limited in time at Buyer’s discretion because of safety and security requirements.

g. The original option provided for the possibility of Seller renting tillable farmland not utilized for the ethanol plant. Regulatory and engineering requirements prohibit such possibility. Therefore the option of Sellers to farm tillable farmland from Buyer is no longer available.

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O. Typewritten or Handwritten Provisions

Typewritten or handwritten provisions inserted herein or attached hereto as addenda shall control all printed provisions of this contract in conflict therewith.

The parties have executed this agreement at their respective addresses the day and year first above written.

P. The representations and warranties set forth in this Agreement shall survive the closing and shall remain in full force and effect after the Closing Date.

THIS IS INTENDED TO BE A LEGALLY BINDING CONTRACT. DO NOT SIGN IF THERE ARE BLANK SPACES NOT FILLED IN. IF NOT FULLY UNDERSTOOD, SEEK THE ADVICE OF AN ATTORNEY PRIOR TO SIGNING.

Dated: July 3, 2007.

BUYER		SELLER

PRIARIE CREEK ETHANOL, LLC		/s/ David Kirsch
David Kirsch
By:	/s/ Clay Hansen
Its:	President	/s/ Susan E. Kirsch
Susan Kirsch

/s/ Darrell Kirsch
Darrell Kirsch

/s/ Dawn Kirsch
Dawn Kirsch

STATE OF IOWA	)
) SS:
COUNTY OF Wright	)

On this  3rd day of July , 200 7 , before me, the undersigned, a Notary Public in and for said County and State, personally appeared Clay Hansen , to me personally known, who, being by me duly sworn, did say that he/she is the President of said corporation; that said instrument was signed on behalf of said corporation by its authority; and that the said _______ as such officer acknowledged the execution of said instrument to be the voluntary act and deed of said corporation, by it and by him/her voluntarily executed.

7-31-10	/s/ Janis Douglas
Notary Public in and for the State

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STATE OF IOWA	)
) SS:
COUNTY OF Hancock	)

On this 3 day of July 200 7 , before me, the undersigned, a Notary Public in and for said State, personally appeared David Kirsch and Susan Kirsch, husband and wife, known to be the identical persons named in and who executed the foregoing instrument and acknowledged that they executed the same as their voluntary act and deed.

/s/ Susan Burrs
Notary Public in and for Said State

[NOTARIAL SEAL - SUSAN BURRS]
[IOWA - COMMISSION NUMBER 186830]
[My Comm. Exp. 10-1-2008]

STATE OF IOWA	)
) SS:
COUNTY OF Hancock	)

On this 3rd day of July 2007, before me, the undersigned, a Notary Public in and for said State, personally appeared Darrell Kirsch and Dawn Kirsch, husband and wife, known to be the identical persons named in and who executed the foregoing instrument and acknowledged that they executed the same as their voluntary act and deed.

/s/ David J. Siegrist
Notary Public in and for Said State

[NOTARIAL SEAL - DAVID J. SIEGRIST]
[IOWA - COMMISSION NO. 123331]
[MY COMMISSION EXPIRES]
[May 12, 2009]

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